Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Decreases Net Loss

by 42% in 2009

February 11, 2010, Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today reported recent accomplishments and financial results for the fourth quarter and year ended December 31, 2009.

Review of 2009 Key Accomplishments and Targeted 2010 Milestones

•

Pixantrone New Drug Application (“NDA”) for relapsed/refractory aggressive non-Hodgkin’s lymphoma filed with the U.S. Food and Drug Administration (the “FDA”) and accepted for review in 2009. The FDA established Prescription Drug User Fee Act (PDUFA) date of April 23, 2010.

•

Initiated a Marketing Authorization Application (“MAA”) for pixantrone in Europe in 2009 and received Orphan Drug Designation by the European Medicines Agency. CTI expects to file a Marketing Authorization Application in mid-2010.

•

Phase II clinical data on OPAXIO demonstrated high rates of pathologic complete remissions for treatment of patients with advanced esophageal cancer paving way for potential registration trial as radiation sensitizer. CTI expects to meet with the FDA in the first half of 2010 to discuss a potential registration trial for OPAXIO as a radiation sensitizer.

•	Decreased debt in 2009 by $57.4 million through exchanges and eliminated all of outstanding preferred stock.

•	Added in 2009 to the Russell 2000, 3000 and Global Indices as well as the Nasdaq Global Biotechnology Index.

•	Adopted Shareholder Rights Plan designed to deter coercive takeover tactics, and to prevent an acquirer from gaining control of CTI without offering a fair price to all of CTI’s shareholders.

•	Received net proceeds of $136 million in 2009 through sale of Zevalin and investments by institutions to fund operations and decrease debt.

“In 2009 we focused on streamlining our operations, improving our balance sheet and supporting our late stage product to position us for the potential commercialization of a CTI product,” stated James A. Bianco, M.D., CEO of CTI. “We look forward to presenting the benefit-risk pixantrone data to the Oncologic Drugs Advisory Committee at the meeting which is being rescheduled especially in light of the completion of the updated study overall survival results.”

Financial Results

For the quarter ended December 31, 2009, total net operating expenses were approximately $26.2 million, compared to $11.2 million for the same period in 2008. The increase in total net operating expenses was mainly a result of a non-cash equity based compensation expense of $11.7 million for the quarter ended December 31, 2009 and a $9.4 million gain on the sale of Zevalin to a 50/50 owned joint venture with Spectrum that was recognized in the quarter ended

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December 31, 2008. Research and development expenses decreased by 15% to $7.3 million compared to $8.6 million for the same period in 2008. Net loss attributable to common shareholders decreased by 34% to $27.4 million ($0.05 per share), compared to a net loss attributable to common shareholders of $41.3 million ($0.52 per share) for the same period in 2008. The decrease in net loss for the quarter ended December 31, 2009 is mainly a result of the decrease in expenses associated with financings for the quarter ended December 31, 2009 compared to the expenses associated with financings incurred in the same period in 2008.

For the year ended December 31, 2009, total net operating expenses decreased to $81.6 million, compared to $88.7 million for the same period in 2008. Research and development expenses decreased by 42% to $30.2 million compared to $51.6 million for the same period in 2008. Net loss attributable to common shareholders decreased 42% to $116.8 million ($0.25 per share), compared to a net loss attributable to shareholders of $202.9 million ($7.00 per share) for the same period in 2008. The decrease in net loss for the year ended December, 31, 2009 compared to the same period in 2008 is mainly the result of a decrease in research and development expenses and expenses associated with financings.

CTI had approximately $37.8 million in cash, cash equivalents and securities available-for-sale as of December 31, 2009. This does not include approximately $28.2 million in net proceeds, the Company received in January 2010 in connection with a registered offering of preferred stock and warrants.

Conference Call Information

On Thursday, February 11, 2010, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific, members of CTI’s management team will host a conference call to discuss CTI’s 2009 fourth quarter and year end achievements and financial results.

Conference Call Numbers

Thursday, February 11, 2010

8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-877-941-6009 (US Participants)

1-480-629-9770 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4199432

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

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About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties include statements about CTI’s ability to continue to reduce CTI’s operating expenses, CTI’s ability to continue to raise capital as needed to fund CTI’s operations, the development of pixantrone, OPAXIO and brostallicin, which include risks associated with preclinical and clinical developments in the biopharmaceutical industry, in general, and with pixantrone, OPAXIO and brostallicin, in particular, including, without limitation, the potential failure of these product candidates to prove safe and effective for the treatment of ovarian cancer, esophageal cancer, non-Hodgkin’s lymphoma and sarcoma or to achieve market acceptance for such treatments, the possibility that FDA approval is not granted for pixantrone at all, the possibility that CTI does not file an MAA, that the potential registration trial for OPAXIO does not occur, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling pixantrone, OPAXIO and brostallicin, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission, including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter CTI’s forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

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Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Product sales	$—	$2,528	$—	$11,352
License and contract revenue	20	20	80	80

Total revenues	20	2,548	80	11,432

Operating expenses, net:
Cost of product sold	—	895	—	3,244
Research and development	7,301	8,576	30,179	51,614
Selling, general and administrative	18,728	11,081	57,725	41,643
Amortization of purchased intangibles	—	118	—	1,658
Restructuring charges and related gain on sale of assets, net	213	—	3,979	—
Gain on sale of Zevalin	—	(9,444)	—	(9,444)
Gain on sale of investment in joint venture	—	—	(10,244)	—

Total operating expenses, net	26,242	11,226	81,639	88,715

Loss from operations	(26,222)	(8,678)	(81,559)	(77,283)
Other income (expense):
Investment and other income, net	36	50	133	549
Interest expense	(780)	(1,604)	(4,806)	(8,559)
Amortization of debt discount and issuance costs	(213)	(14,271)	(5,788)	(66,530)
Foreign exchange gain (loss)	(245)	2,728	33	3,637
Make-whole interest expense	—	(17,731)	(6,345)	(70,243)
Gain on derivative liabilities, net	—	13,647	7,218	69,739
Gain (loss) on exchange of convertible notes	—	(9,223)	7,381	(25,103)
Equity loss from investment in joint venture	—	(123)	(1,204)	(123)
Milestone modification expense	—	—	(6,000)	—
Settlement expense, net	—	(2,594)	(4,710)	(3,393)
Write-off of financing arrangement costs	—	(485)	—	(2,846)

Net loss before noncontrolling interest	(27,424)	(38,284)	(95,647)	(180,155)
Noncontrolling interest	47	31	252	126

Net loss attributable to CTI	(27,377)	(38,253)	(95,395)	(180,029)
Gain on restructuring of preferred stock	—	—	2,116	—
Preferred stock dividends	—	(88)	(24)	(662)
Deemed dividends on preferred stock	—	(3,000)	(23,460)	(22,216)

Net loss attributable to common shareholders	$(27,377)	$(41,341)	$(116,763)	$(202,907)

Basic and diluted net loss per common share	$(0.05)	$(0.52)	$(0.25)	$(7.00)

Shares used in calculation of basic and diluted net loss per common share	570,630	80,074	458,356	28,967

	(amounts in thousands)
Balance Sheet Data:	December 31,
	2009	2008
	(unaudited)
Cash and cash equivalents and securities available-for-sale	$37,811	$10,671
Restricted cash	—	6,640
Working capital	(21,694)	(14,141)
Total assets	69,595	64,243
Convertible debt	62,142	142,373
Accumulated deficit	(1,429,083)	(1,312,320)
Shareholders’ deficit	(18,769)	(132,061)